Exhibit 99.1

FOR RELEASE AT 8:00 A.M. EDT	For further information
TUESDAY, JULY 26, 2005	Media Contact:	Jay Fredericksen
904-357-9106
	Investor Contact:	Parag Bhansali
904-357-9155

Rayonier Reports Second Quarter 2005 Results

JACKSONVILLE, Fla., July 26, 2005 – Rayonier (NYSE:RYN) today reported second quarter income from continuing operations of $41.6 million, or 81 cents per share. This compares to $34.8 million, or 68 cents per share, in first quarter 2005 and $44.8 million, or 88 cents per share, in second quarter 2004. Net income of $16.9 million, or 33 cents per share, included a write-down of $24.1 million, or 47 cents per share, and an operating loss of $0.6 million, or 1 cent per share, related to the planned sale of the medium-density-fiberboard (MDF) business, now classified as a discontinued operation for financial reporting purposes. Second quarter 2005 results also included a tax benefit of $7.2 million, or 14 cents per share, while first quarter 2005 results included a tax benefit of $9.5 million, or 19 cents per share, due to IRS audit settlements. Second quarter 2004 results included $15 million, or 29 cents per share, in earnings from a major real estate sale.

Lee Nutter, Chairman, President and CEO said: “Income from continuing operations for the second quarter, even before the positive effect of the tax audit settlement, was above first quarter as pricing and demand remained strong across all of our businesses. Cash flow also continues to be strong increasing quarter-end cash and cash equivalents to $136 million.”

Second quarter income from continuing operations was above first quarter earnings, excluding the tax benefits in both quarters, mainly due to improved results from performance fibers and lumber, somewhat offset by lower real estate sales. On the same basis, compared to second quarter 2004, earnings declined primarily due to lower real estate sales, partially offset by higher Northwest U.S. timber results.

Cash provided by operating activities for the six months ended June 30 of $123 million was $35 million below the comparable period in 2004 and Cash Available for Distribution (CAD) of $94 million was $28 million below last year. (CAD is a non-GAAP measure defined and reconciled to GAAP in the attached exhibits.) Cash flow, while lower mainly as a result of higher working capital requirements and lower real estate sales, remained robust due to continued strength in our operations.

Sales for the second quarter of $290 million were $15 million above first quarter but $36 million below second quarter 2004.

Debt at quarter-end of $687 million was $28 million above year-end 2004 due to inter-company transactions, however, debt less cash was $550 million, a $24 million decrease from year end. The debt-to-capital ratio of 46.3 percent compared to 45.3 percent at the end of 2004.

Timber and Real Estate

Timber sales of $55 million were $3 million higher while operating income of $23 million was $1 million lower than first quarter, primarily due to higher costs. Compared to second quarter 2004, sales and operating income improved $5 million and $3 million, respectively, primarily due to increased Northwest U.S. timber prices.

Real estate sales of $15 million and operating income of $11 million were $9 million and $5 million below first quarter, respectively, and $26 million and $24 million lower than second quarter 2004, respectively, due to a large transaction in each of the prior periods.

Performance Fibers

Sales of $153 million were $10 million above first quarter, primarily due to improved prices and volumes. Operating income of $19 million increased $6 million compared to first quarter, mainly due to higher prices and lower costs (wood, maintenance and energy). Compared to second quarter 2004, sales and operating income were essentially unchanged. While higher prices positively impacted operating income, they were offset by lower volume and higher raw material costs.

Wood Products

Sales and operating income of $36 million and $6 million were $6 million and $2 million, respectively, above first quarter mainly due to improved lumber prices and volumes. Compared to second quarter 2004, sales improved $2 million while operating income was essentially the same, as higher prices offset increased manufacturing costs. (MDF is no longer included under Wood Products as it is now treated as a discontinued operation for financial reporting purposes.)

Other Operations

Sales of $32 million were $5 million above first quarter while operating income was essentially breakeven in both periods as higher trading volumes were offset by lower margins. Compared to second quarter 2004, sales and operating income declined $19 million and $2 million, respectively, due to weaker trading activity and lower coal royalty income.

Other Items

Corporate expenses of $8.3 million were $0.7 million above first quarter, mainly due to higher stock price-based incentive compensation, but $1.4 million below second quarter 2004, largely due to lower incentive compensation expense.

The year-to-date effective tax rate, before discrete items, was 15.7 percent compared to 24.5 percent for the same period in 2004 and 17.5 percent in the first quarter due to a higher percentage of non-taxable REIT income and lower taxes on foreign operations (see Schedule J for details).

The overall second quarter 2005 income tax benefit of $4.5 million included two discrete items: the previously noted $7.2 million tax benefit and a $2.5 million benefit for the currency impact on the tax liability for unrepatriated foreign earnings.

Outlook

The company indicated third quarter 2005 income from continuing operations is expected to be comparable to second quarter, excluding the aforementioned tax benefit of 14 cents per share, due to a significant increase in real estate earnings partly offset by lower results in performance fibers due to higher costs, and reduced foreign exchange related tax benefits. Earnings are expected to well exceed third quarter 2004 primarily due to stronger U.S. timber prices and real estate results.

Nutter said: “We are very pleased with year-to-date results and are well positioned for the second half of 2005. Demand remains strong across all businesses, particularly for higher value real estate holdings and cellulose specialty products. We anticipate that most of the second quarter’s improvement over previous expectations will continue into the third and fourth quarters and that full year 2005 income from continuing operations, excluding special items, will compare quite favorably to 2004.”

Rayonier has 2.2 million acres of prime timberland and real estate in the U.S. and New Zealand. The company recently formed a real estate subsidiary, TerraPointe LLC, to maximize the value of its extensive higher-and-better use properties, particularly in the fast growing counties along Interstate 95 between Savannah, Georgia, and Daytona Beach, Florida, where Rayonier owns approximately 200,000 acres. Rayonier is also the world’s leading producer of high performance specialty cellulose fibers. Approximately 40 percent of the company’s sales are outside the U.S. to customers in more than 50 countries.

Reported results are preliminary and not final until filing of the second quarter 2005 Form 10-Q with the Securities and Exchange Commission and, therefore, remain subject to subsequent event adjustments. Comments about anticipated demand, pricing, earnings, tax planning opportunities and rates, and real estate sales and development opportunities are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The following important factors, among others, could cause actual results to differ materially from those expressed in the forward-looking statements: changes in global market trends and world events; interest rate and currency movements; fluctuations in demand for or supply of cellulose specialties, absorbent materials, timber, wood products or real estate and entry of new competitors into these markets; adverse weather conditions affecting production, timber availability and sales, or distribution; changes in production costs for wood products or performance fibers, particularly for raw materials such as wood, energy and chemicals; unexpected delays in the closing of real estate sale transactions; changes in law or policy that might limit or restrict the development of real estate; the ability of the company to identify and complete timberland and higher-value real estate acquisitions; the company’s ability to satisfy complex rules in order to qualify as a REIT; the availability of tax deductions and the ability of the company to complete tax-efficient exchanges of real estate; and implementation or revision of governmental policies and regulations affecting the environment, endangered species, import and export controls or taxes, including changes in tax laws that could reduce the benefits associated with REIT status. For additional factors that could impact future results, please see the company’s most recent Form 10-K on file with the Securities and Exchange Commission.

A conference call will be held on Tuesday, July 26 at 4:15 p.m. EDT to discuss these results. Interested parties are invited to listen to the live webcast by logging onto www.rayonier.com and following the link. Supplemental materials will be available at the website. A replay will be available on the site shortly after the call where it will be archived for one month. Also, investors may access the “listen only” conference call by dialing 913-981-5584.

For further information, visit the company’s web site at www.rayonier.com. Complimentary copies of Rayonier press releases and other financial documents are also available by mail or fax by calling 1-800-RYN-7611.

# # #

RAYONIER

FINANCIAL HIGHLIGHTS

JUNE 30, 2005 (unaudited)

(millions of dollars, except per share information)

	Three Months Ended			Six Months Ended
	June 30, 2005	March 31, 2005	June 30, 2004	June 30, 2005	June 30, 2004
Profitability
Sales	$290.3	$275.0	$326.6	$565.3	$610.4
Operating income	$48.9	$47.3	$71.2	$96.2	$114.3
Income from continuing operations	$41.6	$34.8	$44.8	$76.4	$121.0
Discontinued operations	$(24.7)	$(0.4)	$(1.0)	$(25.1)	$(1.7)
Net income	$16.9	$34.4	$43.8	$51.3	$119.3
Income per diluted common share
Continuing operations	$0.81	$0.68	$0.88	$1.49	$2.38
Net income	$0.33	$0.67	$0.86	$1.00	$2.35
Pro forma income from continuing operations (a)	$0.67	$0.49	$0.88	$1.16	$1.40
Operating income as a percent of sales	16.8%	17.2%	21.8%	17.0%	18.7%
ROE (annualized) (a) (b)	19.2%	9.6%	17.3%	15.0%	15.5%

	Six Months Ended June 30,
	2005	2004
Capital Resources and Liquidity
Continuing operations:
Cash provided by operating activities	$122.9	$157.7
Cash used for investing activities	$(45.7)	$(65.3)
Cash used for financing activities	$(25.8)	$(46.9)
Adjusted EBITDA (c) (e)	$175.7	$199.8
Cash Available for Distribution (CAD) (d) (e)	$93.6	$121.2
Issuance (repayment) of debt, net	$28.4	$(1.5)
Debt	$686.8	$615.7
Debt / capital	46.3%	44.1%

(a), (b), (c), (d) and (e), see Schedule C.

- A -

RAYONIER

CONDENSED STATEMENTS OF CONSOLIDATED INCOME

JUNE 30, 2005 (unaudited)

(millions of dollars, except per share information)

	Three Months Ended			Six Months Ended
	June 30, 2005	March 31, 2005	June 30, 2004	June 30, 2005	June 30, 2004
Sales	$290.3	$275.0	$326.6	$565.3	$610.4

Costs and expenses
Cost of sales	227.0	217.4	241.0	444.4	464.5
Selling and general expenses	15.3	14.5	14.4	29.8	32.2
Other operating income, net	(0.9)	(4.2)	—	(5.1)	(0.6)

Operating income	48.9	47.3	71.2	96.2	114.3

Interest expense	(12.8)	(12.3)	(12.0)	(25.1)	(23.1)
Interest and miscellaneous income (expense), net	1.0	0.5	0.4	1.5	1.1

Income before taxes	37.1	35.5	59.6	72.6	92.3
Income tax benefit (expense) (a)	4.5	(0.7)	(14.8)	3.8	28.7

Income from continuing operations	$41.6	$34.8	$44.8	$76.4	$121.0
Discontinued operations, net	(24.7)	(0.4)	(1.0)	(25.1)	(1.7)

Net income (a)	$16.9	$34.4	$43.8	$51.3	$119.3

Income per Common Share:
Basic
From continuing operations	$0.83	$0.70	$0.90	$1.52	$2.45

Net income	$0.34	$0.69	$0.88	$1.02	$2.41

Diluted
From continuing operations	$0.81	$0.68	$0.88	$1.49	$2.38

Net income	$0.33	$0.67	$0.86	$1.00	$2.35

Pro forma income from continuing operations (b)
Adjusted basic EPS	$0.69	$0.51	$0.90	$1.19	$1.44

Adjusted diluted EPS	$0.67	$0.49	$0.88	$1.16	$1.40

Weighted average Common Shares used for determining
Basic EPS	50,217,948	50,119,923	49,557,582	50,169,207	49,449,037

Diluted EPS	51,608,073	51,430,445	50,891,616	51,519,064	50,833,270

(a) and (b), see Schedule C.

- B -

RAYONIER

FOOTNOTES FOR SCHEDULES A AND B

JUNE 30, 2005 (unaudited)

(millions of dollars, except per share information)

Schedule A

(a)	Three months ended June 30, 2005 and March 31, 2005 excludes tax benefits for prior years’ IRS audit settlements of $7.2 million, or $0.14 per share and $9.5 million, or $0.19 per share, respectively, for a six month ended June 30, 2005 total of $16.7 million, or $0.33 per share. Six months ended June 30, 2004 excludes reversal of deferred taxes not required after REIT conversion of $77.9 million, or $1.53 per share and additional taxes for repatriation of foreign earnings of ($28.2) million, or ($0.55) per share, for a net effect of $49.7 million, or $0.98 per share. See reconciliation on Schedule H.

(b)	Based on year-to-date percent; major land sales and REIT conversion costs are not annualized.

(c)	Adjusted EBITDA is defined as earnings from continuing operations before interest, taxes, depreciation, depletion, amortization and the non-cash cost basis of real estate sold. Adjusted EBITDA is a non-GAAP measure of operating cash generating capacity of the Company. See reconciliation on Schedule H.

(d)	Cash Available for Distribution (CAD) is defined as cash provided by operating activities less capital spending, the tax benefit on the exercise of stock options, tax benefits associated with certain strategic acquisitions and the change in committed cash. CAD is a non-GAAP measure of cash generated during a period that is available for dividend distribution, repurchase of the Company’s common shares, debt reduction and for strategic acquisitions net of associated financing. See reconciliation on Schedule H.

(e)	Management considers these measures to be important to estimate the enterprise and shareholder values of the Company as a whole and of its core segments, and for allocating capital resources.

Schedule B

(a)	Three months ended June 30, 2005 and March 31, 2005 includes tax benefits for prior years’ IRS audit settlements of $7.2 million and $9.5 million, respectively, for a six month ended June 30, 2005 total of $16.7 million. Six months ended June 30, 2004 includes reversal of deferred taxes not required after REIT conversion of $77.9 million and additional taxes for repatriation of foreign earnings of ($28.2) million for a net effect of $49.7 million. See reconciliation on Schedule H.

(b)	Three months ended June 30, 2005 and March 31, 2005 excludes tax benefits for prior years’ IRS audit settlements of $0.14 per share and $0.19 per share, respectively, for a six month ended June 30, 2005 total of $0.33 per share. Six months ended June 30, 2004 excludes reversal of deferred taxes not required after REIT conversion of $1.53 per share and additional taxes for repatriation of foreign earnings of ($0.55) per share, for a net effect of $0.98 per share. See reconciliation on Schedule H.

- C -

RAYONIER

BUSINESS SEGMENT SALES AND OPERATING INCOME (LOSS)

JUNE 30, 2005 (unaudited)

(millions of dollars)

	Three Months Ended			Six Months Ended
	June 30, 2005	March 31, 2005	June 30, 2004	June 30, 2005	June 30, 2004
Sales
Timber and Real Estate
Timber	$54.5	$51.9	$49.3	$106.4	$102.4
Real Estate	14.7	23.6	40.4	38.3	73.7

Total Timber and Real Estate	69.2	75.5	89.7	144.7	176.1

Performance Fibers
Cellulose specialties	108.0	101.1	107.2	209.1	200.3
Absorbent materials	45.2	41.9	45.2	87.1	85.0

Total Performance Fibers	153.2	143.0	152.4	296.2	285.3

Wood Products	36.4	30.5	34.5	66.9	62.1

Other Operations	31.5	26.3	50.3	57.8	87.2
Intersegment eliminations	—	(0.3)	(0.3)	(0.3)	(0.3)

Total sales	$290.3	$275.0	$326.6	$565.3	$610.4

Operating income (loss)
Timber and Real Estate
Timber	$23.1	$23.7	$20.1	$46.8	$42.9
Real Estate	10.7	15.3	35.0	26.0	58.7

Total Timber and Real Estate	33.8	39.0	55.1	72.8	101.6
Performance Fibers	18.5	12.4	18.4	30.9	24.5

Wood Products	5.7	3.3	6.1	9.0	7.3

Other Operations	(0.4)	0.2	2.0	(0.2)	4.3

Corporate	(8.3)	(7.6)	(9.7)	(15.9)	(22.9)

Intersegment eliminations and other (Including Corporate FX)	(0.4)	—	(0.6)	(0.4)	(0.5)

Total operating income	$48.9	$47.3	$71.3	$96.2	$114.3

- D -

RAYONIER

CONDENSED CONSOLIDATED BALANCE SHEETS AND STATEMENTS OF CASH FLOWS

JUNE 30, 2005 (unaudited)

(millions of dollars)

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2005	December 31, 2004
Assets
Current assets	$406.0	$369.4
Timber, timberlands and logging roads, net of depletion and amortization	1,040.4	1,053.5
Property, plant and equipment	1,350.4	1,333.3
Less - accumulated depreciation	(971.1)	(936.2)

	379.3	397.1

Other assets	112.9	113.9

	$1,938.6	$1,933.9

Liabilities and Shareholders’ Equity
Current liabilities	$249.2	$246.7
Deferred income taxes	38.8	46.5
Long-term debt	623.2	610.3
Non-current reserves for dispositions and discontinued operations	128.5	133.9
Other non-current liabilities	101.6	100.1
Shareholders’ equity	797.3	796.4

	$1,938.6	$1,933.9

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended
	June 30, 2005	June 30, 2004
Cash provided by operating activities of continuing operations:
Income from continuing operations	$76.4	$121.0
Depreciation, depletion, amortization and non-cash cost basis of real estate sold	78.0	84.5
Other non-cash items included in income	(12.6)	(44.6)*
Changes in working capital and other assets and liabilities	(18.9)	(3.2)

	122.9	157.7

Cash used for investing activities of continuing operations:
Capital expenditures, net of sales and retirements	(43.7)	(34.8)
Increase in restricted cash	(2.0)	(30.5)

	(45.7)	(65.3)

Cash used for financing activities:
Issuance (repayment) of debt, net	28.4	(1.5)
Dividends paid	(62.2)	(55.4)
Issuance of common shares	8.0	10.0

	(25.8)	(46.9)

Effect of exchange rate changes on cash	0.1	(0.2)

Cash provided by discontinued operations	0.7	(0.7)

Cash and cash equivalents:
Increase in cash and cash equivalents	52.2	44.6
Balance, beginning of year	84.1	21.4

Balance, end of period	$136.3	$66.0

*	Mainly reversal of deferred taxes not required after REIT conversion of ($77.9) million and additional taxes for repatriation of foreign earnings of $28.2 million, for a net effect of ($49.7) million.

- E -

RAYONIER

SELECTED SUPPLEMENTAL FINANCIAL DATA

JUNE 30, 2005 (unaudited)

(millions of dollars)

	Three Months Ended			Six Months Ended
	June 30, 2005	March 31, 2005	June 30, 2004	June 30, 2005	June 30, 2004
Geographical Data (Non-U.S.)
Sales
New Zealand	$14.1	$8.9	$14.1	$23.0	$24.0
Other	2.8	2.7	9.4	5.5	15.4

Total	$16.9	$11.6	$23.5	$28.5	$39.4

Operating income (loss)
New Zealand	$0.8	$0.7	$1.4	$1.5	$1.8
Other	(0.5)	(0.1)	(0.5)	(0.6)	(1.0)

Total	$0.3	$0.6	$0.9	$0.9	$0.8

Timber
Sales
Northwest U.S.	$26.0	$26.3	$22.0	$52.3	$46.2
Southeast U.S.	21.6	20.9	20.6	42.5	44.1
New Zealand	6.9	4.7	6.7	11.6	12.1

Total	$54.5	$51.9	$49.3	$106.4	$102.4

Operating income
Northwest U.S.	$16.0	$16.4	$11.9	$32.4	$25.8
Southeast U.S.	5.8	6.4	6.2	12.2	14.5
New Zealand	1.3	0.9	2.0	2.2	2.6

Total	$23.1	$23.7	$20.1	$46.8	$42.9

Adjusted EBITDA by Segment
Timber and Real Estate	$51.7	$60.9	$73.6	$112.6	$143.5
Performance Fibers	37.2	28.4	39.1	65.6	63.6
Wood Products	7.5	5.0	8.1	12.5	11.1
Other Operations	0.1	0.3	2.4	0.4	4.7
Corporate and other	(8.3)	(7.1)	(10.5)	(15.4)	(23.1)

Total	$88.2	$87.5	$112.7	$175.7	$199.8

- F -

RAYONIER

SELECTED OPERATING INFORMATION

JUNE 30, 2005 (unaudited)

	Three Months Ended				Six Months Ended
	June 30, 2005	March 31, 2005	June 30, 2004		June 30, 2005	June 30, 2004
Timber and Real Estate
Sales volume - Timber
Northwest U.S., in millions of board feet	69	76	81		145	169
Southeast U.S., in thousands of short green tons	1,206	1,221	1,140		2,427	2,389
New Zealand, in thousands of metric tons	143	94	158		237	264

Timber sales volume -
Intercompany
Southeast U.S., in thousands of short green tons	2	21	21		23	21
New Zealand, in thousands of metric tons	1	1	—		2	—
Acres sold	6,185	10,748	10,831	*	16,934	27,881	*

Performance Fibers
Sales Volume
Cellulose specialties, in thousands of metric tons	113	107	115		220	216
Absorbent materials, in thousands of metric tons	69	67	75		136	143
Production as a percent of capacity	102.8%	98.0%	99.8%		102.6%	98.9%

Lumber
Sales volume, in millions of board feet	90	83	91		173	174

*	Includes 5,487 acres associated with a Northeast Florida sale ($26 million) in which we had timber lease rights.

- G -

RAYONIER

RECONCILIATION OF NON-GAAP MEASURES

JUNE 30, 2005 (unaudited)

(millions of dollars, except per share information)

	Six Months Ended
	June 30, 2005	June 30, 2004
Cash Available for Distribution
Cash provided by operating activities	$122.9	$157.7
Capital spending (a)	(43.7)	(34.8)
Change in committed cash	5.5	—
LKE tax benefits	(0.9)	—
Release of restricted cash (b)	12.0	—
Tax benefit on exercise of stock options	(2.2)	(1.7)

Cash Available for Distribution	$93.6	$121.2

(a)	Capital Spending is net of sales and retirements and excludes strategic acquisitions.
(b)	Released July 19, 2005.

	Three Months Ended			Six Months Ended
	June 30, 2005	March 31, 2005	June 30, 2004	June 30, 2005	June 30, 2004
Income from continuing operations per Common Share
Basic EPS	$0.83	$0.70	$0.90	$1.52	$2.45

Diluted EPS	$0.81	$0.68	$0.88	$1.49	$2.38

Deferred taxes not required after REIT conversion
Basic EPS	—	—	—	—	(1.58)

Diluted EPS	—	—	—	—	(1.53)

Additional taxes for repatriation of foreign earnings
Basic EPS	—	—	—	—	0.57

Diluted EPS	—	—	—	—	0.55

Tax benefit from prior years’ IRS audit settlement
Basic EPS	(0.14)	(0.19)	—	(0.33)	—

Diluted EPS	(0.14)	(0.19)	—	(0.33)	—

Pro forma income from continuing operations per Common Share
Adjusted basic EPS	$0.69	$0.51	$0.90	$1.19	$1.44

Adjusted diluted EPS	$0.67	$0.49	$0.88	$1.16	$1.40

- H -

RAYONIER

RECONCILIATION OF NON-GAAP MEASURES *

JUNE 30, 2005 (unaudited)

(millions of dollars)

	Timber and Real Estate	Performance Fibers	Wood Products	Other Operations	Corporate and other	Total
Adjusted EBITDA

Three Months Ended
June 30, 2005
Cash provided by operating activities	$37.6	$28.8	$6.9	$2.5	$(28.3)	$47.5
Income tax benefit	—	—	—	—	(4.5)	(4.5)
Interest expense	—	—	—	—	12.8	12.8
Working capital increases (decreases)	9.4	8.3	0.7	(2.0)	4.6	21.0
Other balance sheet changes	4.7	0.1	(0.1)	(0.4)	7.1	11.4

Adjusted EBITDA	$51.7	$37.2	$7.5	$0.1	$(8.3)	$88.2

March 31, 2005
Cash provided by operating activities	$72.4	$25.8	$1.6	$(3.7)	$(20.7)	$75.4
Income tax expense	—	—	—	—	0.7	0.7
Interest expense	—	—	—	—	12.3	12.3
Working capital increases (decreases)	(8.5)	2.7	3.4	2.1	(0.6)	(0.9)
Other balance sheet changes	(3.0)	(0.1)	—	1.9	1.2	—

Adjusted EBITDA	$60.9	$28.4	$5.0	$0.3	$(7.1)	$87.5

June 30, 2004
Cash provided by operating activities	$80.0	$30.6	$7.6	$(0.6)	$(43.1)	$74.5
Income tax expense	—	—	—	—	14.8	14.8
Interest expense	—	—	—	—	12.0	12.0
Working capital increases (decreases)	(3.6)	8.3	0.5	3.2	7.4	15.8
Other balance sheet changes	(2.8)	0.2	—	(0.2)	(1.6)	(4.4)

Adjusted EBITDA	$73.6	$39.1	$8.1	$2.4	$(10.5)	$112.7

Six Months Ended
June 30, 2005
Cash provided by operating activities	$110.0	$54.6	$8.5	$(1.2)	$(49.0)	$122.9
Income tax benefit	—	—	—	—	(3.8)	(3.8)
Interest expense	—	—	—	—	25.1	25.1
Working capital increases (decreases)	0.9	11.0	4.1	0.1	4.0	20.1
Other balance sheet changes	1.7	—	(0.1)	1.5	8.3	11.4

Adjusted EBITDA	$112.6	$65.6	$12.5	$0.4	$(15.4)	$175.7

June 30, 2004
Cash provided by operating activities	$154.0	$46.3	$8.8	$6.0	$(57.4)	$157.7
Income tax benefit	—	—	—	—	(28.7)	(28.7)
Interest expense	—	—	—	—	23.1	23.1
Working capital increases (decreases)	(11.4)	15.9	2.3	(0.6)	(14.0)	(7.8)
Other balance sheet changes	0.9	1.4	—	(0.7)	53.9 (a)	55.5

Adjusted EBITDA	$143.5	$63.6	$11.1	$4.7	$(23.1)	$199.8

*	Unusual, non-trade intercompany items between the segments have been eliminated.
(a)	Includes reversal of deferred taxes not required after REIT conversion partly offset by additional taxes for repatriation of foreign earnings.

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RAYONIER

RECONCILIATION OF STATUTORY INCOME TAX TO REPORTED INCOME TAX

JUNE 30, 2005 (unaudited)

(millions of dollars, except percentages)

	Three Months Ended						Six Months Ended
	June 30, 2005		March 31, 2005		June 30, 2004		June 30, 2005		June 30, 2004
	$	%	$	%	$	%	$	%	$	%
Income tax provision at the U.S. statutory rate	$(13.0)	(35.0)	$(12.4)	(35.0)	$(20.9)	(35.0)	$(25.4)	(35.0)	$(32.3)	(35.0)
REIT income not subject to federal tax	9.9	26.7	8.4	23.7	14.2	23.8	18.3	25.2	21.1	22.9
Lost deduction on REIT interest expense and overhead expenses associated with REIT activities	(2.6)	(7.0)	(2.7)	(7.6)	(6.5)	(10.9)	(5.3)	(7.3)	(8.3)	(9.0)
State and local income taxes, foreign exchange rate changes and permanent differences	0.5	1.2	0.5	1.4	(3.2)	(5.4)	1.0	1.4	(3.1)	(3.4)

Income tax (expense) benefit before discrete items *	$(5.2)	(14.1)	$(6.2)	(17.5)	$(16.4)	(27.5)	$(11.4)	(15.7)	$(22.6)	(24.5)
Exchange rate changes on tax on undistributed foreign earnings	2.5	6.7	(1.1)	(3.1)	1.6	2.7	1.4	1.9	1.6	1.7
Non-realizability of New Zealand tax credits on U.S. withholding tax for prior years’ intercompany note interest	—	—	(2.9)	(8.2)	—	—	(2.9)	(4.0)	—	—
Tax benefit from prior years’ IRS audit settlements	7.2	19.4	9.5	26.8	—	—	16.7	23.1	—	—

Income tax benefit (expense) *	$4.5	12.0	$(0.7)	(2.0)	$(14.8)	(24.8)	$3.8	5.3	$(21.0)	(22.8)

*	Six months ended June 30, 2004 excludes reversal of deferred taxes not required after REIT conversion of $77.9 million and additional taxes for repatriation of foreign earnings of ($28.2) million, for a net effect of $49.7 million.

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